

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                                                   FROM                 FROM
                                                                                                INCEPTION             INCEPTION
                                            SIX MONTHS ENDED          YEARS ENDED JUNE 30,     (DECEMBER 10,          (DECEMBER 10,
                                                DECEMBER 31,       -------------------------- 1993) TO JUNE 30,         1993) TO
                                            1996             1995   1996          1995            1994             DECEMBER 31, 1996
                                            ---------------------  -------------------------- -----------------    -----------------
     PRIMARY AND FULLY DILUTED

Net loss                                $(2,078,465)   $(915,528)    $(5,593,452) $(1,086,436)  $ (66,951)           $  (8,825,304)

Less:

     Preferred stock dividends on the
      issuance of the convertible stock
      with discounted conversion price      714,155            -         998,400           -    1,712,555

     Preferred stock dividends earned
      the preferred shareholders             28,469            -          47,845           -           -                    76,314

Add:

     Amortization of discounted
      preferred dividends pro-rata
      over conversion period
      conversion period                      60,703            -              -            -           -                    60,703
                                      -------------  ------------  -------------  ------------   ---------            ------------

Net loss applicable to common
   shareholders for primary loss
   per share                          $  (2,760,386)   $(915,528)   $ (6,639,697) $ (1,086,436)  $(66,951)            $(10,553,470)
                                      =============  ===========   =============  ============   =========            ============



 Weighted average number of common
    shares outstanding during the        23,820,035   18,870,569      21,354,155    16,881,230  6,288,887               19,344,642
    period                           ==============  ===========   =============  ============  =========             ============



Net loss per common share            $         (.12) $     (.05)    $      (.31)  $       (.06) $    (.01)            $       (.55)
                                     ==============  ===========   =============  ============  =========             ============



NOTES -

     (A) No common stock equivalents have been added in the computation of net loss per share as their effect would be anit-dilutive.

     (B) As a result of the issuance of the preferred stock below the fair market value of the common shares at the date of issuance, a "deemed" preferred dividend has been charged to accumulated deficit at the date of issuance and is amortized into the conversion cost of the common stock over the period of conversion. The calculation is made by multiplying the total number of shares to be converted by the discount per share to arrive at the deemed preferred dividend. The resulting amount is then charged to accumulated deficit with a corresponding credit to additional paid-in capital.



                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE
                               SUPPORTING SCHEDULE


                                                                                                   FROM                 FROM
                                                                                                INCEPTION             INCEPTION
                                            SIX MONTHS ENDED         YEARS ENDED JUNE 30,      (DECEMBER 10,          (DECEMBER 10,
                                                DECEMBER 31,       -----------------------    1993) TO JUNE 30,         1993) TO
                                            1996             1995   1996          1995            1994             DECEMBER 31, 1996
                                            ---------------------  -----------------------    -----------------    -----------------

Weighted average number of common shares
  outstanding during the period before the
  conversion of the preferred stock        23,092,838   18,870,569   21,318,171 16,881,230     6,288,887                 19,144,048

Add - weighted average of common shares
  converted during the period                 727,197           -        35,984          -             -                    200,594
                                            ---------   ----------   ---------- ----------     ---------                 ----------


Total weighted average of common shares
  outstanding during the period            23,820,035   18,870,569   21,354,155 16,881,230     6,288,887                 19,344,642
                                           ==========   ==========   ========== ==========     =========                 ==========
